Exhibit 99.1

6714 Pointe Inverness Way, Suite 200

Fort Wayne, IN  46804-7932

260.459.3553 Phone

260.969.3590 Fax

www.steeldynamics.com

Press Release

March 12, 2007

Steel Dynamics Raises Earnings Guidance for First Quarter

FORT WAYNE, INDIANA, March 12, 2007 — Steel Dynamics, Inc. (NASDAQ-GS: STLD) today announced it is raising its estimate of first quarter 2007 earnings due primarily to higher shipping volumes and somewhat stronger margins than initially projected. The company now expects first-quarter diluted earnings per share to be about 10 percent higher than its preliminary first-quarter estimate of $0.85 to $0.90 per share, revising its estimated range to $0.94 to $0.98 per share.  SDI’s preliminary estimate was made January 23, 2007, in the company’s earnings release. By comparison, diluted earnings per share for the first quarter of 2006 was $0.76 and for the fourth quarter of 2006 was $1.03 per share.

“Market conditions for flat-rolled steels have improved since mid-January with a recovery in both demand and pricing due in part to decreased import activity and lower inventories at steel service centers,” said Keith Busse, President and CEO. “End-use market demand appears to be up slightly year-over-year in some sectors, yet relatively flat in others.”

Meanwhile, both pricing and shipping volume for long products have remained strong. SDI’s margins in this sector are also expected to be slightly stronger than originally forecast. About half of SDI’s shipments are flat-rolled products and half are long products—which includes structural steel, engineered bars, merchant bars, and specialty shapes.

“Steel scrap prices are trending much higher in the first quarter than previously forecast,” Busse said. “However, we currently expect to be able to maintain our margins in the second quarter. With continued strong order entry in the second quarter, the preliminary outlook is for a solid quarter. We continue to expect 2007 to be another strong year for SDI, with a higher volume of shipments and good prospects for continued strong margins.”

Forward-Looking Statements

This press release contains some predictive statements about future events, including statements related to conditions in the steel marketplace, Steel Dynamics’ revenue growth, costs of raw materials, future profitability and earnings, and the operation of new or existing facilities. These statements are intended to be made as “forward-looking,” subject to many risks and uncertainties, within the safe harbor protections of the Private Securities Litigation Reform Act of 1995. Such predictive statements are not guarantees of future performance, and actual results could differ materially from our current expectations.

Factors that could cause such predictive statements to turn out other than as anticipated or predicted include, among others:  changes in economic conditions affecting steel consumption; increased foreign imports; increased price competition; difficulties in integrating acquired businesses; risks and uncertainties involving new products or new technologies; changes in the availability or cost of steel scrap or substitute materials; increases in energy costs; occurrence of unanticipated equipment failures and plant outages; labor unrest; and the effect of the elements on production or consumption.

In addition, we refer you to SDI’s detailed explanation of these and other factors and risks that may cause such predictive statements to turn out differently, as set forth in our most recent Annual Report on Form 10-K and in other reports which we from time to time file with the Securities and Exchange Commission, available publicly on the SEC Web site, www.sec.gov, and on the Steel Dynamics Web site, www.steeldynamics.com

Forward-looking or predictive statements we make are based on our knowledge of our businesses and the environment in which they operate as of the date on which the statements were made.  Due to these risks and uncertainties, as well as matters beyond our control which can affect forward-looking statements, you are cautioned not to place undue reliance on these predictive statements, which speak only as of the date of this press release.  We undertake no duty to update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

Contact:  Fred Warner, Investor Relations Manager, (260) 969-3564 or fax (260) 969-3590

f.warner@steeldynamics.com